EXHIBIT 99.1

Quad City Bank & Trust Announces Sale of Credit Card Division

MOLINE, Ill., Jan. 31, 2013 (GLOBE NEWSWIRE) -- John Anderson, President and CEO of Quad City Bank & Trust, announced the sale of its credit card portfolio and servicing to Fifth Third Bank. Fifth Third Bank is a well- respected vendor of cardholder services that will allow Quad City Bank & Trust the opportunity to enhance credit card product offerings to their bank clients.

"We believe we have found a partner in Fifth Third Bank that understands and believes in the delivery of relationship banking that is core to our Quad City Bank & Trust brand," stated John Anderson. "Quad City Bank & Trust is pleased to be able to offer new credit card products and services not only to our local Quad Cities based clients, but to our agent (correspondent) banks as well."

Paul Siegfried, Vice President, Credit Card, Fifth Third Bank, added, "Fifth Third Bank is excited about the opportunity to work with Quad City Bank & Trust.  We are proud to partner with an organization that places such a high emphasis on building relationships in the communities they serve while delivering on the promise of providing exceptional customer service and superior products.  We feel that our shared focus on providing positive customer experiences in the local community will enable us to build and maintain a mutually beneficial and long lasting relationship."

Fifth Third has participated in the agent bank credit card issuer business for many years and currently partners with and issues credit cards for more than 70 financial institutions across the country.

ABOUT QUAD CITY BANK & TRUST: The mission of Quad City Bank & Trust is to be the most customer-focused financial institution in the Quad Cities. Quad City Bank & Trust is a local bank with over $1.1 billion in assets and is headquartered in Bettendorf, IA. The bank employs 150 individuals in five Quad City-area locations, providing full service commercial and consumer banking, trust and asset management services. Visit www.qcbt.com for more information.

ABOUT FIFTH THIRD: Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $122 billion in assets and operates 15 affiliates with 1,324 full-service Banking Centers, including 106 Bank Mart® locations open seven days a week inside select grocery stores and 2,410 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 33% interest in Vantiv Holding, LLC. Investor information and press releases can be viewed at www.53.com. Fifth Third's common stock is traded on the NASDAQ® National Global Select Market under the symbol "FITB."

CONTACT: For More Information Contact:
         Cathie Whiteside
         Quad City Bank & Trust
         309-743-7754